Exhibit 99.1

Nancy Killefer and Tracey T. Travis Join Facebook Board of Directors

MENLO PARK, Calif., March 9, 2020: Facebook (Nasdaq: FB) today announced that Nancy Killefer and Tracey T. Travis have been appointed to the company's board of directors, effective immediately.

Mark Zuckerberg, founder and CEO of Facebook, said: "Nancy brings a great deal of private and public sector experience to this position. She's held a number of senior roles in the U.S. government and was a leader at McKinsey for many years. Tracey has a strong finance and corporate leadership background, not just in her role as CFO at The Estée Lauder Companies, but also serving on the board at Accenture. We have a lot we need to get done in the coming years and I think their experience is going to be very valuable. They're both very accomplished business leaders and I'm looking forward to working with them."

"I'm excited to join the board of Facebook, a company that is at the center of the biggest debates about technology and society. The next few years are likely to shape the internet for generations to come and I hope to contribute to Facebook's efforts to be a responsible force for good in the world," said Killefer.

"I am very optimistic about the power of technology and innovation to change our world for the better. Building community has never been more important and is fundamental to Facebook's mission. I'm looking forward to working on this with Mark, Sheryl and the rest of their remarkable team," said Travis.

Killefer held a variety of leadership roles at McKinsey & Company over the span of three decades until her retirement in 2013, serving a multitude of companies across consumer, retail, restaurant and technology industries. Currently a member of the boards of Cardinal Health, Inc. (since 2015), Taubman Centers, Inc. (since 2019) and Natura & Company (since 2020), Killefer previously served on the boards of Avon Products, Inc., National Trust for Historic Preservation, Partnership for Public Service, Computer Sciences Corporation, Advisory Board Company and CSRA, Inc. She has also held various roles within the government, including Assistant Secretary for Management, Chief Financial Officer, and Chief Operating Officer for the U.S. Department of Treasury from 1997 to 2000. Killefer then served as a member of the IRS Oversight Board from 2000 to 2005, including as Chair of the IRS Oversight Board from 2002 to 2004.

Travis is currently the Executive Vice President and Chief Financial Officer of The Estée Lauder Companies, where she is responsible for global finance, accounting, investor relations, information technology, and strategy and new business development for the global manufacturer of skin care, makeup, fragrance and hair care products. Prior to joining The Estée Lauder Companies in 2012, she served as Senior Vice President and Chief Financial Officer at Ralph Lauren Corporation for seven years. Travis previously had served in a variety of senior financial, information technology and operations management roles at Limited Brands, Inc., American National Can and PepsiCo/Pepsi Bottling Group, Inc. She began her career at General Motors Company as an Engineer and Senior Financial Analyst. Travis currently serves on the board of directors of Accenture plc (since 2017), and previously was a board member for Campbell Soup Company from 2011 to 2017.

Facebook's current board members are: Mark Zuckerberg; Peggy Alford, Executive Vice President, Global Sales of PayPal Holdings; Marc L. Andreessen, Andreessen Horowitz; Kenneth I. Chenault, Chairman and Managing Director, General Catalyst; Drew Houston, Co-Founder and CEO, Dropbox, Inc.; Nancy Killefer, Retired Senior Partner, McKinsey & Company; Sheryl K. Sandberg, Chief Operating Officer, Facebook, Inc.; Peter A. Thiel, Founders Fund; Tracey T. Travis, Executive Vice President and Chief Financial Officer, The Estée Lauder Companies, Inc.; and Jeffrey D. Zients, CEO, The Cranemere Group Limited.

About Facebook

Founded in 2004, Facebook's mission is to give people the power to build community and bring the world closer together. People use Facebook's apps and technologies to connect with friends and family, find communities and grow businesses.

Contacts

Investors:
Deborah Crawford
investor@fb.com / investor.fb.com

Press:
Ryan Moore
press@fb.com / newsroom.fb.com